Exhibit 10.12

Board/Committee Compensation

Type of Compensation	Amount
Annual Board Cash Retainer	$40,000 (payable March 31 of each year)
Annual Equity Grant	$100,000 (issued March 31 of each year based on the trading price on such date (or the next trading day if such date is not a trading day); fully vested upon issuance)
Board Meeting Fees	$1,500 for each meeting
Committee Meeting Fees	$1,000 for each substantive meeting of each committee of the Board
Annual Committee Chair Retainer	$15,000 for Audit Committee Chair $10,000 for Compensation Committee Chair $8,500 for Nominating and Corporate Governance Committee Chair